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As filed with the Securities and Exchange Commission on April 23, 1999.
                                           Registration No.  333-31373
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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
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                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR (G) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR (G) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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                    CASINOVATIONS INCORPORATED
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      (Exact name of registrant as specified in its charter)

             Nevada                               91-1696010
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 (State or other jurisdiction of               (I.R.S. Employer
   incorporation organization)                Identification No.)

         6744 S. Spencer Street, Las Vegas, Nevada 89119
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(Address of principal executive offices)                (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.  [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section (b) of the Act:

     Title of each class          Name of each exchange on which
     to be so registered          each class is to be registered


             N/A                               N/A
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-----------------------------     -------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:

             Common Stock, $.001 par value per share
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                        (Title of class)

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                        (Title of class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The authorized capital stock of Casinovations Incorporated, a Nevada corporation (the "Company"), consists of 40,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 1999, the Company has only issued shares of common stock and has not issued any shares of preferred stock.

      On March 6, 1999, Casinovations Incorporated, a Washington corporation (the "Parent"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, at the time, a wholly-owned subsidiary of the Parent, providing for the merger of the Parent with and into the Company (the "Merger"), with the Company as the surviving corporation. The primary purpose of the Merger was to reincorporate the Parent from the State of Washington to the State of Nevada. On March 29, 1999, the Parent's stockholders approved the Merger Agreement and the
Merger. Accordingly, Articles of Merger with respect to the Merger were filed with the Nevada Secretary of State and the Washington Secretary of State, and the Merger became effective April 1, 1999. As a result of the Merger, each share of common stock, par value $0.001, of the Parent issued and outstanding immediately prior to the Merger shall represent a share of common stock, par value $.001, of the Company. For additional information concerning the foregoing, reference is made to the Merger Agreement, which is incorporated herein by reference from the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission (the "Commission") on March 26, 1999.

      The following summary of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Articles of Incorporation and Bylaws, which are incorporated herein by reference from the Company's Current Report on Form 8-K as filed with the Commission on April 5, 1999, and by the provisions of applicable law.

      COMMON STOCK

      As of March 31, 1999, there were 7,294,690 shares of common stock outstanding held of record by approximately 430 stockholders. On March 24, 1999, the Company agreed to rescind the subscription agreement of a certain stockholder on or before April 30, 1999. Pursuant to this agreement, the Company will repurchase 200,000 shares of its common stock and reserve the right to retire or transfer such shares. The circumstances surrounding this agreement are described in detail in the
Company's Annual Report on Form 10-KSB as filed with the Commission on March 26, 1999, Part I, "Item 3. Legal Proceedings."

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Under the Company's Bylaws, the Company's Board of Directors (the "Board") is classified into three classes of directors which serve staggered three-year terms. The holders of common stock are not entitled to cumulate votes for the election of directors. The holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for the payment of dividends.

      PREFERRED STOCK

      The Company's Articles of Incorporation provide that the Board will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more

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series   and   to  fix  the  designations,  powers,  preferences,
privileges  and  relative,  participating,  optional  or  special
rights   and  the  qualifications,  limitations  or  restrictions
thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which maybe greater than the rights of the common stock. The Board, without stockholder approval, can issue preferred
stock   with  voting,  conversion  or  other  rights  that  could
adversely affect the voting power and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. The Company has no present plans to issue any shares of preferred stock.

      STOCK OPTIONS

      As of March 31, 1999, the Company had issued options to purchase an aggregate of 855,000 shares of the Company's common stock. In addition, the Board adopted the Casinovations Incorporated Stock Option Plan (the "Plan"). Under the Plan, which was approved by the Company's stockholders on March 29, 1999, the Company is authorized to issue stock options for a total up to 500,000 shares of the Company's common stock to selected officers, directors, employees consultants, advisers, independent contractors and agents of the Company. As of March 31, 1999, the Company has not issued options pursuant to the Plan.

      WARRANTS AND CONVERTIBLE DEBENTURES

      As of March 31, 1999, the Company has outstanding warrants issued to certain stockholders, warrants issued to certain placement agents, and warrants issued to certain purchasers of the Company's convertible debentures.

     In July 1996, the Board authorized the pro rata distribution of 200,000 Class A Warrants to all record shareholders of the Company as of July 22, 1996. The Class A Warrants are exercisable into shares of the Company's common stock at a price of $3.75 per share and expire on July 22, 2000. In April 1998, certain holders of Class A Warrants transferred and assigned a portion of their Class A Warrants to certain individuals as a means of securing convertible debt financing for the Company. Currently, all 200,000 Class A Warrants are outstanding.

      On April 1, 1999, the Company issued 54,625 warrants to Travis Morgan Securities, Inc. and 99,366 warrants to Grant Bettingen, Inc. in conjunction with their services as placement agents for the Company in conjunction with the Company's offering of 1,500,000 shares of common pursuant to that Registration Statement on Form SB-2/A (SEC File No. 333-31373). The Company has reserved certain indemnification rights against a third placement agent participant in the same offering, including rights against 89,543 warrants. The basis for such reservation of rights and indemnity is described in detail in the Company's Annual Report on Form 10-KSB as filed with the Commission on March 26, 1999, Part I, "Item 3. Legal Proceedings." These warrants are exercisable into shares of the Company's common stock at a price of $3.00 per share and expire on February 1, 2001.

     As of March 31, 1999, the Company had outstanding $1,900,000 of 9.5% unsecured convertible notes due 2004 and 345,800 warrants issued in conjunction therewith. The notes are convertible into shares of the Company's common stock at the later of the expiration of six months from the date of the note or September 1, 1999 at a price of $2.60 per share. The warrants may be exercised at any time after August 1, 1999 and before or on February 1, 2001 at a price of $3.00 per share.

       ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES OF
       INCORPORATION AND BYLAWS

       Certain   provisions   of  the   Company's   Articles   of
Incorporation  and  Bylaws  may  provide  the  Board  with   more
negotiating  leverage  by  delaying  or  making  more   difficult
unsolicited acquisitions or changes

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of  control  of the Company.  It is believed that such provisions will enable the Company to develop its business and operations in a manner that will foster its long-term growth without the disruption caused by the threat of takeover not deemed by the Board to be in the best interests of the Company and its stockholders.

      Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of the Company without the concurrence of the Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board, (ii) the classification of the Board into three classes, each of which serves for a term of three years, (iii) the requirement of a super-majority vote of two-thirds of the voting power to remove directors with or without cause.

     DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its common stock. The Company presently intends to retain earnings to finance the operation and expansion of its business and does not anticipate declaring cash dividends in the foreseeable future.

     TRANSFER AGENT AND REGISTRAR

     The   transfer  agent  and  registrar  for   the   Company's
securities  is  Continental Stock Transfer  &  Trust  Company,  2
Broadway, New York, New York 10004.

     OTC BULLETIN BOARD LISTING

     Application has been made to have the Company's common stock listed for quotation on the OTC Bulletin Board under the symbol
"CVIG."

ITEM 2.  EXHIBITS.

       The   following  exhibits  are  filed  as  part  of   this
registration statement:

  EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
  -------   -----------------------

   2.01 Agreement and Plan of Merger dated March 6, 1999 by and between Casinovations Incorporated and Casinovations Nevada Incorporated, incorporated by reference from the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 26, 1999, Item 13(a), Exhibit 2.01.

   3.01     Articles of Incorporation of the Company dated  March
            4,   1999,   incorporated  by  reference   from   the
            Company's Current Report on Form 8-K filed  on  April
            5, 1999, Item 7(c), Exhibit 3.01.

   3.02 Bylaws of the Company, incorporated by reference from the Company's Current Report on Form 8-K filed on April 5, 1999, Item 7(c), Exhibit 3.02.

   4.01 Specimen stock certificate representing Common Stock, incorporated herein by reference from the Company's (SEC File No. 333-31370) Registration Statement on Form SB-2 filed on July 16, 1997, Item 27, Exhibit 4.

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                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange   Act  of  1934,  the  Company  has  duly  caused   this
registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              CASINOVATIONS INCORPORATED


                               By: /s/ Steven J. Blad
                                  ---------------------------
                                   Steven J. Blad
                                   President and Chief Executive
                                   Officer

                               Date:  April 23, 1999

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